BLVD Holdings Inc. 8-K

Exhibit 99.1

A. C. SIMMONDS AND SONS INC., (BLVD HOLDINGS INC.) SIGNS ASSET PURCHASE AGREEMENT WITH INTERNATIONAL PLAS-TECHS RECYCLING

Toronto, Ontario--(Marketwired – May 27, 2014) - A. C. Simmonds and Sons Inc., (BLVD Holdings Inc.) (the "Company") (OTCQB:BLVO) - John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons Inc. is pleased to announce the Company has executed a Purchase Agreement with International Plas-Techs Recycling (“Plas-Techs”), a division of Tri-Corner Automotive Inc. Under the Purchase Agreement, the Company acquires Plas-Techs’ equipment, customer lists, intellectual property and existing and future business.

“A. C. Simmonds and Sons is committed to providing complete end-to-end waste management solutions and Plas-Techs’ business is a good fit with our corporate strategy,” said John Simmonds. “The management will be working with automotive recycling associations and with repair shops and recyclers to collect the plastic waste for recycling.”

Based in Toronto, Plas-Techs recycles used plastic automotive parts including bumpers and gas tanks. Every year across North America more than 10 million plastic automotive bumpers and gas tanks reach the end of their useful life. Another 2.5 million plastic bumpers are replaced annually due to collisions.

Today, the majority of this plastic waste ends up either stored above ground or sent to landfill sites to be buried or incinerated causing contamination from toxins from paint, gas and chemicals including thermoplastic olefins and high density polyethylene. Plas-Techs has developed a specialized process that recycles the plastic waste by separating the additive ethylene vinyl alcohol.

Plas-Techs is currently projecting over 19 million dollars (CAD) in purchase orders for the next 12 months. Plas-Techs will operate from A. C. Simmonds and Sons new 40,000 square foot facility on Attwell Drive in Toronto under the name Vertility Plas-Techs Inc.

www.vertilityplastechs.com

About A. C. Simmonds and Sons

A.C. Simmonds and Sons, with lineage through its management team to 96 years of business experience, is a Canadian based company with interests across North America and a growing international presence. The Company is focused on acquiring profitable businesses for expansion and development in four growth sectors: international food, waste management, renewable energy and leisure. John G. Simmonds, Chairman and CEO co-founded the largest Canadian golf course operation and has successfully established and grown companies and built effective teams. Mr. Simmonds has served as chairman and board director of several public companies. A. C. Simmonds and Sons has initiated the process to change its name from BLVD Holdings Inc., (BLVO).

www.acsimmondsandsons.com

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

This release does not constitute an offer for sale of securities.

Contact Information

A.C. Simmonds and Sons Inc.
(changing its name from BLVD Holdings Inc.)
Don Fenton – Director of Communications
416-434-3681 dfenton@acsimmondsandsons.com